UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 28, 2009

LIVE CURRENT MEDIA INC.
(Exact name of Registrant as specified in charter)

Nevada (State or other jurisdiction of incorporation)	000-29929 (Commission File Number)	88-0346310 (IRS Employer Identification Number)

375 Water Street, Suite 645
Vancouver, British Columbia V6B 5C6
(Address of principal executive offices)

Registrant’s telephone number, including area code: (604) 453-4870

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The following discussion provides only a brief description of the document described below.  The full text of the agreement is attached to this Current Report as an exhibit.  The discussion below is qualified in its entirety by the full text of the agreement.

On November 10, 2009 we entered into an amendment (the “First Amendment”) to the employment agreement dated May 31, 2007 with Mr. C. Geoffrey Hampson, our Chief Executive Officer.  The First Amendment was effective as of October 1, 2009.

Among other things, the First Amendment indicated that the portion of Mr. Hampson’s salary that was deferred during the period beginning on February 1, 2009 and ending on September 30, 2009 in the amount of CDN$80,000 (the “Deferred Salary”) would be converted to equity and paid in restricted shares of our common stock, less any amounts that are required by law to be withheld.

On December 28, 2009 we entered into a second amendment (the “Second Amendment”) to the employment agreement.  Pursuant to the Second Amendment, the Deferred Salary was, instead, reduced by the sum of CDN$8,000 and the balance of the Deferred Salary was paid in cash to Mr. Hampson.

Item 9.01.   Financial Statements and Exhibits

Exhibit 10.1      Second Amendment to Employment Agreement dated December 28, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVE CURRENT MEDIA INC.

By:	/s/ C. Geoffrey Hampson
C. Geoffrey Hampson
Chief Executive Officer
Dated: January 4, 2010